MERRILL LYNCH LATIN AMERICA FUND

FILE # 811- 6349

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
03/20/2002	Companhia Vale Do Rio Doce	$1,678,523,518	$1,800,750	First Boston
		$	$
		$	$